Exhibit (a)(1)(F)

FORM OF COMMUNICATION TO OPTIONHOLDERS PARTICIPATING IN

THE EXCHANGE OFFER CONFIRMING RECEIPT OF ELECTION FORM

Date:
To:
From:	UBS Financial Services Inc.
Re:	Confirmation of Receipt of Exchange Offer Election Form

This message confirms that UBS has received your Election Form and it has been properly completed and signed. If all eligibility requirements are met and the exercise price of your Eligible Options is higher than the closing trading price of VMware’s Class A common stock on the New York Stock Exchange on the Expiration Date of the Exchange Offer, we expect to accept your Eligible Options elected for exchange, subject to the terms and conditions set forth in the Exchange Offer, on the trading day immediately following the expiration of the Exchange Offer. The Exchange Offer will expire at 2:00 p.m., Pacific Time, on September 9, 2008, unless it is extended by us.

Unless you withdraw your tendered Eligible Options by providing UBS a properly completed and signed Notice of Withdrawal before 2:00 p.m., Pacific Time, on September 9, 2008 (or, if the Exchange Offer is extended, before the new expiration date), VMware will, subject to the conditions of the Exchange Offer, cancel all Eligible Options that you have properly tendered for exchange. If you do not withdraw your tendered Eligible Options and VMware accepts your Eligible Options for exchange, promptly following the expiration of this Exchange Offer VMware will provide you with a “confirmation letter” confirming that your Eligible Options have been accepted for exchange and have been cancelled. Your Election Form may be changed or revoked at any time by delivering a new properly completed and signed Election Form bearing a later date so long as UBS receives the documents before the expiration of the Exchange Offer.

You should direct questions about the Exchange Offer or requests for assistance to:

The Greco Group at UBS at 860-727-1515;

Elizabeth Moore, Stock Plan Manager at 650-842-8841; or

Gary Wells, Stock Administrator at 650-427-5153.

Capitalized terms used in this communication are described and defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated August 11, 2008.